Exhibit 99.1
Plumas Bancorp Receives $12 Million in Capital Purchase Program
and Participates in FDIC Guarantee Program
QUINCY, California, January 30, 2009 — Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, today announced it was selected by the U. S. Treasury Department to participate in the government’s Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008. As part of this program, the U. S. Treasury has purchased $11,949,000 in Plumas Bancorp preferred stock. This investment by the U. S. Treasury in Plumas Bancorp is part of the government’s program to provide capital support for the nation’s healthy financial institutions.
Plumas Bancorp and Plumas Bank also announced that they will participate in the FDIC’s Transaction Account Guarantee Program which provides a full guarantee on all non-interest bearing transaction accounts, and NOW accounts paying 0.50% or less for the entire balance of the account, regardless of dollar amount. This unlimited insurance coverage is in addition to and separate from the $250,000 coverage available under the FDIC’s insurance rules for general deposits and will be available to Plumas Bank customers through December 31, 2009.
President and chief executive officer, Douglas N. Biddle, commented, “We are pleased to participate in these government programs that are designed to restore stability and liquidity to the financial markets and provide customers with additional security by investing in healthy financial institutions across the country.” He added, “Our company benefits from this investment as it allows us to enhance our existing plans to meet the financial needs of our clients by increasing our lending capacity, support local economic expansion and pursue Plumas Bank’s opportunities for continued growth, all of which are in the long-term interest of the Company and its shareholders. In particular, the CPP investment will build upon our already solid Tier 1 capital position at December 31, 2008. In addition, this investment supplements the strong capital position of Plumas Bank, which is considered “well capitalized,” the highest designation by banking regulators. The government also benefits as it will receive a 5% dividend return on its investment in Plumas Bancorp.”

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
Source:   Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave., Quincy, CA 95971
Ph: 530.283.7305 ext. 8912 Fax: 530.283.9665
elizabeth.kuipers@plumasbank.com